Exhibit 10.1

Form of Section 280G Mitigation Acknowledgment

December 18, 2025

As you are aware, on December 1, 2025, Eventbrite, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bending Spoons US Inc., a Delaware corporation and a wholly owned subsidiary of Bending Spoons S.p.A. (“Parent”), and Everest Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement (the “Transactions”).

In connection with the Transactions, certain employees of the Company, including yourself, may become entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees, but for mitigation. On December 18, 2025, the Compensation Committee of the Board of Directors of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including accelerating the payment of certain compensation to December 19, 2025 that could otherwise have been paid to you in subsequent years.

As described in Section 3 below, the acceleration of your payments is conditioned upon your timely execution of this Form of Section 280G Mitigation Acknowledgement (this “Acknowledgement”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgment, the Company agrees to accelerate (i) the vesting and settlement of certain of your performance- and/ or time-based restricted stock units that would have otherwise vested following calendar year 2025, as listed on Exhibit A, to December 19, 2025 (the “Accelerated Units”). For those Accelerated Units that are performance-based restricted stock units, such Accelerated Units will be accelerated at the target level of performance (or, with respect to any performance period that has been completed prior to the consummation of the Merger, actual performance in accordance with the applicable Accelerated Unit, if higher than target), and (ii) the vesting and payment of your annual cash bonus for 2025 that would have otherwise been payable to you in 2026, assuming a payout of 26.25% of target, as listed on Exhibit A (the “Accelerated Bonus” and, collectively, the “Accelerated Payments”).

The Accelerated Payments shall offset the corresponding payments, vesting, settlement and/or amounts that you would have otherwise become entitled to receive in the future (whether prior to, upon consummation of, or following the Transactions) so there shall in no event be any duplication of payments, vesting, settlement and/or amounts.

2.	Repayment of Accelerated Payments

In the event that (i) for the Accelerated Bonus only, the applicable performance criteria under the bonus plan that would have otherwise been required for the accelerated payout contemplated herein are not met or (ii) (a) your employment with the Company and its subsidiaries terminates prior to the date on which the Accelerated Payments would have otherwise vested but for this Acknowledgment and (b) such termination would have otherwise resulted in forfeiture of any portion of the Accelerated Payments (or would not otherwise have resulted in accelerated vesting of the Accelerated Payments) in accordance with the terms of the applicable Compensatory Agreement (as defined below) (e.g., you voluntarily terminate employment without “good reason” or your employment is terminated for “cause”, in either case, as applicable and in accordance with the terms of the applicable Compensatory Agreement), you shall repay to the Company the after-tax amount of the corresponding portion of the Accelerated Payments within thirty (30) days following the date of such determination that the performance criteria assumptions underlying the Accelerated Bonus were not achieved or your termination of employment, as applicable. Notwithstanding the foregoing, the repayment obligation shall lapse upon the consummation of the Transactions, subject to your continued employment or service with the Company and its subsidiaries through the date the Transactions are consummated.

3.	Acknowledgment

(a) You hereby acknowledge and agree that the Accelerated Payments in Section 1 above shall be subject in all respects to the terms, conditions and requirements described in Section 2 above.

(b) You hereby acknowledge and agree that the plans, arrangements and agreements governing the Accelerated Payments are listed on Exhibit B hereto (collectively, the “Compensatory Agreements”).

(c) This Acknowledgment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

This Acknowledgment does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation. Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof. This Acknowledgment does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[SIGNATURE PAGE FOLLOWS]

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By execution of this Acknowledgment below, the parties agree to the terms and conditions contained herein, as of the date first above written.

EVENTBRITE, INC.

By:	Julia Hartz
Title:	Chief Executive Officer

EXECUTIVE

Name: [__]

[SIGNATURE PAGE TO SECTION 280G MITIGATION ACKNOWLEDGMENT]

EXHIBIT A

Accelerated Units

Grant Date	Number of [RSUs/ PSUs] Accelerated	Original Vesting Date

Accelerated Bonus

[Name]	[Amount]

EXHIBIT B

Compensatory Agreements

•	Company 2010 Stock Plan and your award agreements thereunder.

•	Company 2018 Stock Plan and your award agreements thereunder.

•	Executive Severance and Change in Control Agreement, by and between the Company and you, dated as of [__].

•	2025 Annual Incentive Plan

•

Any plan or agreement to which you may be a party or otherwise participate in following the date of this Acknowledgement by and between the Company or any of its subsidiaries or Bending Spoons S.p.A. and any of its subsidiaries.